[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.
Exhibit 10.33

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is made and entered into as of the 29th day of January 2010 (the “Effective Date”) by and between Dharmacon, Inc., a wholly owned subsidiary of Thermo Fisher Scientific, Inc., with a principal place of business at 2650 Crescent Drive, #100, Lafayette, CO 80026 (“Licensor”) and Quark Pharmaceuticals, Inc., with a principal place of business at 6501 Dumbarton Circle, Fremont, CA 94555 (“Quark”).  Licensor and Quark are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS Licensor possesses certain expertise and proprietary technologies related to siRNA molecule(s) as well as a pending patent application covering the inhibition of the tumor protein 53 (“p53”) gene, which Quark seeks to license exclusively from Licensor.

WHEREAS Quark is a clinical-stage pharmaceutical company engaged in discovering and developing novel therapeutic RNAi drug candidates and is engaged in clinical trials with a particular siRNA oligonuclotide targeting the p53 gene.

WHEREAS, Licensor and Quark wish to enter into an exclusive licensing arrangement whereby Quark will have exclusive rights to develop and commercialize a particular siRNA oligonucleotide targeting p53, covered by Licensor’s pending patent application, in exchange for upfront, milestone and royalty payments.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1:   DEFINITIONS

1.1      “Affiliate” means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party.  For purposes of this Section 1.1, “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body thereof.

1.2      “Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any government or regulatory authority, or court, of competent jurisdiction.

1.3      “BLA” means a complete biologics license application as defined in, and containing the content, and in the format, required by 21 C.F.R. § 600 et seq filed with the FDA, or a corresponding application with a Regulatory Authority in a country other than the United States, together with all replacements, additions, deletions, and supplements thereto.

1.4      “Business Day(s)” means any day, other than a Saturday, Sunday or day on which commercial banks located in San Francisco or Denver are authorized or required by law or regulation to close.

1.5      “Calendar Quarter” means the three month periods beginning on the first day of January, April, July and October of each year.

1.6      “Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by a Party as would be expended on, or committed by such Party to, a comparable research, development or commercialization program of a similar scope and at a similar stage in development or product lifecycle, comparable market potential and market size, profit margin, competitive landscape, and risk profile, in each case with due regard to the nature of efforts and cost required for such research, development or commercialization and the current corporate goals and priorities, but in any event, not less than the level of effort that such Party uses to conduct its own comparable business, all as measured by the facts and circumstances at the time such efforts are due.

1.7      “Confidential Information” means (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, including any Know-How, whether prior to or during the term of this Agreement (including any such information and materials disclosed pursuant to the Non-Disclosure Agreement between the Parties dated [*]) and whether provided orally, electronically, visually, or in writing; (ii) all copies of the information and materials described in (i) above; and (iii) each of the terms and conditions of this Agreement.

1.8      “Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date or during the term of this Agreement, of (i) with respect to materials, data or information, physical possession or the right to such physical possession of those items, with the right to provide them to Third Parties; and (ii) with respect to intellectual property rights, rights sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of any agreement with any Third Party.

1.9      “Covers” or “Covered by,” or the like, with reference to a particular Licensed Product means that the making, using, selling, offering for sale, or importing of such Licensed Product would, but for ownership of, or a license granted under this Agreement to the relevant Licensed Patent, infringe a Valid Patent Claim of the relevant Licensed Patent in the country in which the activity occurs.

1.10    “Licensor Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensor to Quark or its designees.

1.11    “EMEA” means the European Medicines Evaluation Agency or any successor thereto.

1.12    “Exclusive Field” means the treatment, diagnosis or prevention of human diseases and conditions.

1.13    “FDA” means the U.S. Food and Drug Administration or any successor thereto.

1.14    “Filing” or “Filed” with respect to an application for Marketing Approval means that such application has been filed with and accepted for review by the appropriate Regulatory Authority.

1.15    “First Commercial Sale” means, with respect to a particular Licensed Product in a given country, the first bona fide arms length commercial sale of such Licensed Product following Marketing Approval in such country by or under authority of Quark, its Affiliates or Sublicensee(s).

1.16    “GAAP” means the United States Generally Accepted Accounting Principles consistently applied.

1.17    “Good Laboratory Practices” or “GLP” means the practices and procedures set forth in Title 21, United States Code of Federal Regulations, Part 58, and any other regulations, guidelines or guidance documents relating to good laboratory practices.

1.18    “IND” means a complete “Investigational New Drug Application” as defined in 21 C.F.R. 312.3 and containing the content, and in the format, required by 21 C.F.R. 312.23, or a corresponding application with a regulatory agency in a country other than the United States, together with all additions, deletions, and supplements thereto.

1.19    “Indication” means any human disease or condition, provided, however, for the purpose of this definition, [*] shall be considered as [*].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.20    “Know-How” means all compositions of matter, techniques and data and other know-how and technical information, including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, know-how, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information.

1.21    “p53 Patent Application” means any patent application which contains one or more claims which encompass the p53 Sequence or its use, including without limitation the U.S. Patent application filed by Licensor on [*], [*], Serial No. [*], and all foreign counterparts.

1.22    “p53 Sequence” refers to an siRNA molecule or the oligonucleotides used to make such an siRNA that includes the following sequence, [*] or its complement, including modifications of the chemistry of such siRNA such as [*].

1.23    “Licensed Patent(s)” means all patents (including without limitation divisions and continuations) which contain one or more claims which encompass the p53 Sequence or its use.  Licensed Patent includes pipeline protection, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.24    “Licensed Product” means any molecule, composition or other product containing a native or chemically modified siRNA oligomer that (i) includes the p53 Sequence and (ii) is Covered by the Licensed Patent(s).

1.25    “Major European Country” means the United Kingdom, France, Germany, Italy or Spain.

1.26    “Major Market Country” means the United States, Canada, Japan, and Member States of the European Union, including without limitation the United Kingdom, France, Germany, Italy or Spain.

1.27    “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing and sale of Licensed Products in a country or regulatory jurisdiction.  For countries where governmental approval is required for pricing or reimbursement for the Licensed Product, “Marketing Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

1.28    “Net Sales” means the gross amounts invoiced for sales of Licensed Products by Quark and its Sublicensees (in final form for end use, but exclusive of inter-company transfers), less the following deductions from such invoiced amounts which are actually incurred or accrued:

(a)	credits or allowances granted for Licensed Products that are damaged, returned, rejected or recalled [*];

(b)	normal and customary trade, cash and quantity discounts;

(c)
sales and excise taxes and duties (including value added taxes (VAT) and import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of a Licensed Product;

(d)
chargebacks and rebates, including those granted to managed health care organizations, wholesalers, buying groups, retailers or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(e)
commissions actually incurred or accrued for Third Parties (excluding sales personnel, sales representatives and sales agents who are employees or consultants of Quark, its Affiliates or their respective Sublicensees), in countries where such commissions are customary;

(f)
freight, insurance, data, administrative, inventory management and nursing charges or other fees related to the handling and distribution of Licensed Products (to the extent not paid by the Third Party customer) and, with respect to data, administrative, inventory management and nursing charges, in countries where such charges are customary;

(g)	credits and allowances made for wastage replacement and indigent or similar programs; and

(h)	reasonable allowance for [*].

All of the foregoing elements of Net Sales calculations shall be determined on an accrual basis in accordance with United States GAAP or applicable international accounting standards.

Sales between or among Quark and its Affiliates and Sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to Third Parties (other than Sublicensee) by Quark or any such Affiliates or Sublicensee.  The supply of Licensed Products as samples, for use in non-clinical or clinical studies, or for use in any tests or studies reasonably necessary to comply with any Applicable Laws, regulation or request by a regulatory or governmental authority or as is otherwise normal and customary in the industry shall not be included within the computation of Net Sales.

In the event a Licensed Product is sold in combination with one or more other active ingredients which are not Licensed Products under this Agreement (as used in this definition of Net Sales, a “Combination”), then for each Calendar Quarter payment period and on a country-by-country basis for the remainder of this paragraph, the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Licensed Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately.  In the event that the other active ingredient is not sold separately, then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Licensed Product, if sold separately, and “C” is the gross invoice amount for the Combination.  In the event that a particular Combination is not addressed by the foregoing, Net Sales for royalty determination shall be determined by the Parties in good faith.

1.29         “Non-GLP Material” means Licensed Product material that is not required to be produced in compliance with Good Laboratory Practices.

1.30         “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.31         “Phase II Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in humans designed with the principal purpose of determining initial efficacy and dosing of such Licensed Product in patients for the indication(s) being studied, as further defined in 21 C.F.R. § 312.21(b); or similar clinical study in a country other than the United States.

1.32         “Phase III Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in humans of the efficacy and safety of such Licensed Product, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Marketing Approval to market and sell that Licensed Product in the United States or another country for the indication being investigated by the study, as further defined in 21 C.F.R. § 312.21; or similar clinical study in a country other than the United States.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.33         “Quark Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Quark to Licensor or its designees.

1.34         “Regulatory Authority” means any national (e.g., the FDA or corresponding governmental authority in another country), supra-national (e.g., the EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction of the world, involved in the granting of Marketing Approval.

1.35         “Research Field” means all research and development activities related to designing, generating, researching and developing pharmaceutically active substances, which substances are based on Licensed Product.

1.36         “siRNA” means a small interfering ribonucleic acid.

1.37         “Sublicensee(s)” means any Third Party that enters into an agreement with Quark or an Affiliate of Quark involving the grant to such Third Party of a right to make, use, sell, offer for sale or import a Licensed Product or a sublicensee under any of the licenses granted to Quark hereunder, subject to Section 3.6 herein.

1.38         “Target” means the deoxyribonucleic acid or ribonucleic acid sequence from which a molecule of ribonucleic acid produced by an organism, including but not limited to humans and pathogens, is or could be transcribed.

1.39         “Territory” means the entire world.

1.40         “Third Party” means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.41         “United States” means the United States of America, its territories and possessions as of the Effective Date, including the Commonwealth of Puerto Rico.

1.42         “Valid Patent Claim” means a claim of an issued and unexpired Licensed Patent which has not been disclaimed, revoked, held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2:   DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1  Development and Commercialization Responsibilities.

2.1.1    Exclusive Quark Right.  As between the Parties, Quark (and, if applicable, Sublicensees) have the sole right and responsibility for, and control over, all research, development, manufacturing and commercialization activities, including all regulatory activities, with respect to any Licensed Products.

2.1.2    Development Costs.  Except as otherwise agreed to by the Parties, Quark (and/or Sublicensee) shall bear all costs and expenses associated with research, development, manufacturing and commercialization activities with respect to Licensed Products.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.1.3    Development Updates.  Throughout the Term, Quark shall provide to Licensor periodic updates on the plan for development of Licensed Products under this Agreement on at least [*] basis.  Such updates to include a summary of any significant progress or advances along with a general description of Quark’s then-current plan of development of Licensed Products.  It is understood and agreed that the development plan summaries provided under this Section 2.1.3 are non-binding and provided to Licensor for informational purposes only.

2.2  Quark Diligence.  Quark shall use Commercially Reasonable Efforts to develop and commercialize at least one Licensed Product directed towards a Target as indicated by [*] and [*].  Activities by Sublicensees and Affiliates will be considered as Quark’s activities under this Agreement for purposes of determining whether Quark has complied with its obligations under this Section 2.2.  Notwithstanding anything to the contrary, any failure by Quark to meet its diligence obligations under this Section 2.2 shall not be considered a material breach of this Agreement by Quark to the extent that such failure was caused by any act, delay, omission or failure by Licensor in the performance of any of its obligations under this Agreement.  Not more frequently than once each [*], Licensor may request a written update summarizing Quark’s activities towards the development and commercialization of Licensed Products.  Within [*] following receipt of such written request, Quark shall provide a written summary of Quark’s development and commercialization activities with respect to the Licensed Products during the prior [*] period.

2.3  Development of Licensed Products.

2.3.1    Generally.  The Parties intend and agree that filing for any IND, Marketing Approval or other filing with a Regulatory Authority and commercialization of Licensed Products shall be controlled by Quark.  Without limiting the generality of the foregoing, Quark shall be responsible for making and have authority to make all decisions, and undertake any actions necessary as a result of such decisions, regarding development (including additional preclinical and clinical development and testing), selecting drug candidates and preparing and filing BLAs and any other applications for Marketing Approval.  Quark shall own all regulatory submissions, including all Marketing Approvals and applications therefor, for Licensed Products in the Territory.

2.3.2    Cooperation.  Upon Quark’s written request, Licensor shall and shall cause its employees, contractors and agents to cooperate with and provide reasonable support to Quark in its conduct of any activities in the research, development, manufacturing and commercialization, including seeking of Marketing Approval of Licensed Products.  Without limiting the generality of the foregoing, Licensor shall assist Quark and any Sublicensee, in each case upon Quark’s or its Sublicensee’s request, in the preparation and filing of any applications for Marketing Approval with respect to Licensed Products, including by delivering all information in Licensor’s Control necessary or useful to complete and file any Marketing Approval for a Licensed Product in the Territory.  Quark shall reimburse Licensor for any expenses reasonably incurred by Licensor in connection with such cooperation and support provided that such expenditures are approved in advance by Quark.

2.3.3    Transfer of Information and Regulatory Filings.  Within [*] of written request by Quark, Licensor agrees to disclose to Quark all Know-How, including any preclinical data, assays and associated materials, protocols, reports, procedures and any other information owned of Controlled by Licensor, if any, necessary or useful to continue or initiate pre-clinical or clinical development, or in seeking Marketing Approval, of Licensed Products.

2.3.4    Manufacturing and Supply. Except as expressly set forth in this Section 2.3.4, Quark shall be responsible for manufacturing Licensed Products for clinical use and commercial sale in the Exclusive Field.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(a) Supply of Non-GLP Material.  In the first instance that supply of Non-GLP Material in quantities [*] is sought by Quark, Quark shall notify Licensor of its requirements (“Supply Notice”).  If Licensor replies to such notice in writing within [*] following the date of Quark’s Supply Notice with a proposal for supplying such Non-GLP Material, the Parties shall negotiate in good faith for a period of [*].  If the Parties are unable to reach agreement on the terms of such Non-GLP Material supply within such [*] period, Quark may contract with a Third Party to supply such Non-GLP Material.  For clarity, this Section 2.3.4(a) shall only apply the first time that Quark seeks a supply of Non-GLP Material in quantities [*], and Quark has no obligation to provide Licensor a Supply Notice or to otherwise notify or negotiate any supply agreement with Licensor for Non-GLP Material after the first instance of Quark seeking Non-GLP Material in quantities [*].

ARTICLE 3:   LICENSE GRANTS, RESERVED RIGHTS

3.1  Exclusive License.  Subject to the terms and conditions of this Agreement including Section 3.4, Licensor hereby grants to Quark an exclusive right and license under the Licensed Patent(s) to make, have made, use (including the right to develop), sell, offer for sale and import Licensed Products in the Exclusive Field in the Territory.  The license granted to Quark in this Section 3.1 shall include the right to sublicense to a Third Party in accordance with the terms set forth in this Agreement.

3.2  Non-Exclusive Research License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Quark a non-exclusive, non-sublicensable (except as expressly provided in this Section 3.2) right and license under the Licensed Patent(s) to make, have made and use (including the right to develop) Licensed Products in the Territory in the Research Field during the Term, solely for Quark to exercise its research and development rights under this Agreement.  For clarity, the foregoing license grant shall expressly include the right of Quark to authorize, by sublicense or otherwise, Third Party contractors and/or collaborators to exercise the rights granted to Quark in this Section 3.2 for the limited purpose of conducting research activities on behalf of and for the benefit of Quark.

3.3  Retention of Rights.  Notwithstanding anything in this Agreement to the contrary but otherwise in accordance with this Section 3.3, Licensor will retain the rights to (a) use Licensed Products for Licensor’s internal research purposes outside the Exclusive Field; (b) use Licensed Products for Licensor’s commercial or research screening assay services purposes for itself or Third Parties outside the Exclusive Field; and (c) use, develop, sell, distribute or otherwise commercialize Licensed Product(s) or Licensed Patent outside the Exclusive Field (including selling native or modified siRNA that may comprise a Licensed Product as part of Licensor’s research reagent product offerings (e.g., standard SMARTpool® reagents), solely for research purposes and solely outside the Exclusive Field).  For the avoidance of doubt, Licensor’s retained rights outside the Exclusive Field do not include the right to conduct clinical development of Licensed Product; rather the right to conduct clinical development of Licensed Product is solely within the Exclusive Field and reserved for Quark.

3.4  Exclusivity; Restrictions.  During the Term, the Parties agree that Quark shall have the sole right to develop and commercialize Licensed Products in the Exclusive Field, and Licensor shall not grant to any Third Party or Affiliate any rights to research, develop or commercialize Licensed Products for any purpose, subject to Section 3.3. Except as allowed in Section 3.3, Licensor shall not provide any Licensed Products to any Third Party or Affiliate.  Further, Licensor shall not collaborate with or otherwise provide to any Third Party or Affiliate any methods of identifying or making any Licensed Products.

3.5  No Implied Licenses.  Each Party acknowledges that the licenses granted under this Article 3 are limited to the scope expressly granted, and all other rights under a Party’s patents and other intellectual property rights are expressly reserved to the granting Party.  Where a license is granted by one Party to the other Party under this Article 3 for a particular purpose or with respect to a particular product, the granting Party retains all of its rights with respect to those intellectual property rights for those purposes not expressly licensed under this Agreement.

3.6  Sublicenses.  Quark may grant one or more sublicenses hereunder without the prior consent of Licensor, provided that (i) each Sublicensee shall agree to be bound by all of the relevant obligations, terms and conditions that obligate or bind Quark under Sections [*] of this Agreement and the applicable sublicense agreement must be consistent with the terms and conditions herein; (ii) Quark shall be and remain responsible for the performance by each Sublicensee of all of such Sublicensee’s obligations provided hereunder; (iii) Quark shall continue to remain liable for all liabilities and obligations under this Agreement, including the payment obligations set forth in Article 4, and (iv) Quark is responsible for compliance by its Sublicensees with the terms and conditions of this Agreement and the applicable sublicense agreement, including the diligence obligations set forth in Section 2.2.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

3.7  Sublicense Fee.  In the event that Quark grants a sublicense under the Licensed Patent(s) to make, have made, use (including the right to develop), sell, offer for sale or import Licensed Products in the Exclusive Field in the Territory, Quark will pay Licensor, in accordance with the table below, an amount equal to a specified percentage of any Sublicense Income received by Quark.  For clarity, any payment made by Quark in accordance with this Section 3.7 shall be in addition to payments made by Quark to Licensor in accordance with Article 4.

[*] at time when Quark receives Sublicense Income	Percentage of Sublicense Income to be Paid to Licensor
[*]	[*]%, provided that such amount accrues as Sublicense Income is received by Quark but is paid by Quark to Licensor only after [*], provided that [*]
[*]	[*]%
[*]	[*]%

“Sublicense Income” means any gross amount of consideration received by Quark or an Affiliate, directly from granting such sublicense (including without limitation up-front fees and milestone payments) provided that the following shall be excluded from Sublicense Income: (i) royalties on Net Sales of the Licensed Product, (ii) fees for research and development of the Licensed Product, such as clinical trial support and/or any other goods and/or services provided by Quark to a Sublicensee with respect to the Licensed Product, (iii) profit-sharing payments arising from the commercialization of Licensed Product, (iv) payments for equity or debt securities of Quark (except to the extent such payments exceed the fair market value of such securities at the time of sale) received by Quark for the Licensed Product, and (v) fees or payments to the extent that Quark has a contractual obligation to a Sublicensee to perform future research and development of the Licensed Product and Quark later actually incurs costs (internal and/or external) performing such contractually obligated research and development without separate reimbursement from the Sublicensee.

For further clarity, Quark agrees that it shall neither [*] (assuming that [*]) nor [*] (assuming [*]), except to the extent that [*] at the time Quark is obligated to make a payment to Licensor under this Section 3.7.

ARTICLE 4:   PAYMENTS

4.1  License Fee.  In consideration for the rights granted and promises made hereunder, including the license granted to Quark under the Licensed Patent(s), Quark shall, within [*] of the Effective Date, pay to Licensor a one-time, nonrefundable and noncreditable payment of [*].  In addition, within [*], Quark shall pay Licensor a one-time, nonrefundable and noncreditable payment of [*].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

4.2  Milestone Payments.

4.2.1       Within [*] following the first Licensed Product to achieve the milestones (“Milestones”), Quark shall pay Licensor the amounts set forth herein below.

(i)	[*] upon [*]

(ii)	[*] upon [*]

(iii)	[*] upon [*]

(iv)	[*] upon [*]

(v)	[*] upon [*]

(vi)	[*] upon [*]

(vii)	[*] upon [*]

(viii)	[*] upon [*]

(ix)	[*] upon [*]

(x)	[*] upon [*]

(xi)	[*] upon [*]

(xii)	[*] upon [*]

(xiii)	[*] upon [*]

(xiv)	[*] upon [*]

(xv)	[*] upon [*]

(xvi)	[*] upon [*]

Milestone payments pursuant to this Section 4.2 shall be non-refundable and non-creditable against any future payments.

4.3  Licensed Product Earned Royalties.  In consideration for the rights granted hereunder, in each Calendar Quarter during the Term of this Agreement in which Quark or its Sublicensee(s) records Net Sales of a Licensed Product where such sale in such country is Covered by a Valid Patent Claim within the Licensed Patent(s), and subject to and in accordance with the terms and conditions of this Agreement, Quark shall pay to Licensor, on a Licensed Product-by-Licensed Product and country-by-country basis, an amount equal to [*] of annual Net Sales up to [*] of Licensed Products and an amount equal to [*] of annual Net Sales above [*] of Licensed Products.  All payments due under this Section 4.3 shall be paid in quarterly installments and shall be paid within [*] following the end of each Calendar Quarter.

4.4  Deductions from Payments.  If in Quark’s reasonable business judgment it is necessary to obtain, or if Quark has already obtained as of the Effective Date, a license from a Third Party in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product, Quark shall have the right to set off up to [*] any amounts paid to such Third Party(ies) against the royalties payable pursuant to Sections 4.3; provided, that in no event will the aggregate off-set permitted under this Section 4.4 reduce the royalty rate for royalties that would otherwise be due during a particular reporting period below a net royalty rate of [*] for annual Net Sales up to [*] and [*] for annual Net Sales above [*], regardless of the number of Third Party payments included in such off-set.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

4.5  Additional Royalty Terms.

4.5.1    Single Royalty.  Notwithstanding anything herein to the contrary, with respect to any Licensed Product only a single royalty payment shall be due and payable, regardless if such Licensed Product is covered by more than one Valid Patent Claim or contains more than one component Covered by a Valid Patent Claim.

4.5.2    Royalty Term; Fully Paid Licenses.  Royalties under this Article 4 are payable only during time periods in which [*] the applicable Licensed Product is Covered by a Valid Patent Claim within the Licensed Patent(s) in the applicable country of sale.  For further clarity, [*] for Licensed Product that is [*] in a country where there is no Valid Patent Claim.  Upon expiration of the last Valid Patent Claim within the Licensed Patent(s) Covering the sale of a Licensed Product in a given country, the licenses granted to Quark under this Agreement with respect to such Licensed Product in such country shall become fully paid and irrevocable.

ARTICLE 5: REPORTS, AUDITS AND FINANCIAL TERMS

5.1  Royalty Reports. Within [*] after the end of each Calendar Quarter in which a royalty payment under Article 4 is required to be made, Quark shall send to Licensor a report of Net Sales of the Licensed Products for which a royalty is due, which report sets forth for such Calendar Quarter the following information:  (i) total Net Sales of all Licensed Products sold in the Territory during such Calendar Quarter, (ii) Net Sales on a country-by-country basis and (iii) the total royalty payments due. Each royalty report shall be certified by an officer of Quark, or a responsible person within Quark’s accounting department, to be correct to the best of its knowledge and information.

5.2  Additional Financial Terms.

5.2.1   Currency.  All payments to be made under this Agreement shall be made in United States dollars.  Amounts invoiced in a currency other than dollars must be expressed in the United States dollar equivalent as well as any local currency.  Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars.  All currency conversions shall use the conversion rate reported by the last print edition of Reuters, Ltd. on the last Business Day of the Calendar Quarter for which such payment is being determined.

5.2.2   Payment Type.  Amounts paid by one Party to the other under this Agreement shall be paid in U.S. dollars, in immediately available funds, by means of wire transfer to an account identified by the payee.

5.2.3   Withholding of Taxes.  Each Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments.  The Party withholding the tax shall provide to the other Party all relevant documents and correspondence, and shall also provide to the Party from whose payment that tax was withheld any other cooperation or assistance on a reasonable basis as may be necessary to enable that Party subject to withholding to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit.  The Party withholding the tax shall give proper evidence from time to time as to the payment of such tax.  The Parties shall cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force.  Such cooperation may include Quark making payments from a single source in the U.S., where possible.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

5.2.4   Late Payments.  Any undisputed amounts not paid within [*] after the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received.  Interest is calculated, over the period between the date due and the date paid, at a rate equal to [*] the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable Calendar Quarter prior to the date on which such payment is due, or the maximum rate permitted by Applicable Law, if less.

5.2.5   Blocked Currency.  If, at any time, legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold, payment shall be made through such lawful means or methods as the Party paying may determine.  When in any country, the law or regulations prohibit both the transmittal and deposit of royalties or other payments, the Party paying shall continue to report all such amounts, but may suspend payment for as long as such prohibition is in effect.  As soon as such prohibition ceases to be in effect, all amounts that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly.

5.3  Accounts and Audit.

5.3.1   Records.  Quark shall keep, and shall require its Affiliates and all Sublicensees to keep, full, true and accurate books of account containing the particulars of Net Sales and the calculation of royalties.  Quark shall keep such books of account and the supporting data and other records at its principal place of business.  Such books and records must be maintained available for examination in accordance with this Section for [*] after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with GAAP.

5.3.2   Appointment of Auditor.  Licensor may appoint an internationally-recognized independent accounting firm reasonably acceptable to Quark to inspect the relevant books of account of Quark to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Quark.  The independent accounting firm (and any individuals, if applicable) appointed to perform the examination under this Agreement must execute a confidential disclosure agreement with Quark, or otherwise be subject to terms governing non-use and non-disclosure of information that Quark has agreed in writing are acceptable.

5.3.3   Procedures for Audit.  Licensor may exercise its right to have Quark’s relevant records examined no more than [*] in any [*] period.  Quark is required to make its records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least [*] written advance notice from Licensor.

5.3.4   Audit Report.  The independent accountant will be instructed to provide an audit report containing its conclusions regarding the audit, and specifying whether the amounts paid were correct, and, if incorrect, the amount of any underpayment or overpayment.  The independent accountant further will be instructed to provide that audit report first to Quark, and will be further instructed to redact any proprietary information of Quark not relevant to the calculation of royalties prior to providing that audit report to Quark.  That audit report shall be deemed to be Confidential Information of Quark, and used only for purposes germane to this Section.

5.3.5   Underpayment and Overpayment.  After review of the auditor’s report: (i) if there is an uncontested underpayment by Quark for the period in question, then Quark shall pay to Licensor the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment by Quark for the period in question, then Licensor shall provide to Quark a credit against future payments (such credit equal to the full amount of that overpayment), or, if Quark is not obligated to make any future payments, then Licensor shall pay to Quark the full amount of that overpayment.  Contested amounts are subject to dispute resolution under Article 12.  If the total amount of any underpayment (as agreed to by Quark or as determined under Article 12) exceeds [*] of the amount previously paid by Quark for the period subject to audit (as long as that period is [*]), then Quark shall pay the reasonable costs for the audit.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE 6:   INTELLECTUAL PROPERTY; PATENT PROSECUTION AND MAINTENANCE

6.1  Patent Prosecution and Maintenance.

6.1.1   Definition.  For purposes of this Section 6.1.1, “Prosecution and Maintenance” or “Prosecute and Maintain,” with regard to a particular patent application or patent, means the preparation, filing, prosecution and maintenance of such patent application or patent, as well as re-examinations, reissues, applications for patent term extensions and the like with respect to that patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that patent.

6.1.2   Prosecution and Maintenance of p53 Patent Application and Licensed Patent(s).  As between the Parties, Licensor shall, at its sole expense and using commercially reasonable efforts, have the right to Prosecute and Maintain the p53 Patent Application and Licensed Patent(s) and Quark shall reasonably cooperate with such Prosecution and Maintenance.  With respect to the p53 Patent Application, Licensor shall (i) keep Quark reasonably informed as to the Prosecution (including determining in which countries to initiate or continue prosecution) such that Quark has sufficient time to review and comment upon any documents intended for submission to any patent office; (ii) promptly furnish to Quark a copy of any patent application and copies of documents relevant to such Prosecution, including copies of correspondence with any patent office, foreign associates, and outside counsel; and (iii) reasonably consider and incorporate comments of Quark on documents filed with any patent office.

6.1.3   Costs.  Unless otherwise mutually agreed by the Parties, during the Term of this Agreement, Quark shall reimburse Licensor for all fees and costs (including without limitation attorneys’ fees) reasonably incurred by Licensor after the Effective Date of this Agreement for Prosecution and Maintenance of the P53 Patent Application and Licensed Patent(s). Quark shall reimburse Licensor for such fees and costs covered by this Section 6.1.3 within [*] following receipt of an itemized invoice from Licensor for same.

6.1.4   Foreign prosecution.  Licensor will, at the request of Quark, file, prosecute and maintain foreign counterparts of the p53 Patent Application.  The Parties shall discuss the countries in which the Licensed Product may be sold in order to determine whether patent protection may and should be sought in such countries.

6.2  Patent Challenge.  Licensor shall have the right, to the extent permitted by law, to terminate this Agreement by written notice to Quark, effective upon receipt, if Quark, or its Affiliate or Sublicensee(s) commences any interference, opposition or reexamination proceeding, challenges the validity or enforceability of, or opposes any extension of the grant of a supplementary protection certificate with respect to any Licensed Patent (“Patent Challenge”).  Quark agrees to make any Sublicensee aware of this provision and of Licensor’s right to terminate this Agreement upon any Patent Challenge.

6.3  Patent Marking.  Quark agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers.  All Licensed Products shipped to or sold in other countries shall be marked permanently and legibly in such a manner as to conform to the patent laws and practice of the country of manufacture or sale and to preserve Licensor’s patent rights in such countries.

ARTICLE 7:   ENFORCEMENT OF IP RIGHTS;
DEFENSE OF THIRD PARTY INFRINGEMENT CLAIMS

7.1  Infringement Action.

7.1.1   Action by Licensor.  Subject to Section 7.1.1, as between the Parties, Licensor shall have at its own cost the sole right, but not the obligation, to seek to abate any actual or suspected infringement of the Licensed Patent by a Third Party outside of the Exclusive Field, or to file suit against any such Third Party.  Quark shall cooperate with Licensor (as may be reasonably requested by Licensor), including, if necessary, by being joined as a party.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

7.1.2   Action by Quark.  Quark or its Sublicensee shall have at its own cost the first right, but not the obligation, to seek to abate any actual or suspected infringement of the Licensed Patent in the Exclusive Field in the Territory by a Third Party but only insofar as such actual or suspected infringement relates to a Licensed Product, or to file suit against any such Third Party.  Licensor shall cooperate with Quark or its Sublicensee (as may be reasonably requested by Quark or its Sublicensee), including, if necessary, by being joined as a party.  If neither Quark nor its Sublicensee commences an infringement action against the alleged or threatened infringement within [*] of the notice of such alleged or threatened infringement, then Licensor may commence litigation with respect to the alleged or threatened infringement at its own expense; provided, that Licensor shall not initiate such litigation if Quark or its Sublicensee, as applicable, in its reasonable judgment determines that enforcement of such patent rights would have a material adverse effect on the development, commercialization, or commercial value of Licensed Products pursuant to this Agreement.

7.2      Settlement.  Neither Quark nor its Sublicensee, as applicable, may settle or consent to an adverse judgment in any action described in Section 7.1, without the express written consent of Licensor (such consent not to be unreasonably withheld), except that Quark or its Sublicensee may settle or consent to an adverse judgment to any action described in Section 7.1 without Licensor’s consent to the extent such settlement or consent judgment does not (i) impose a financial obligation on Licensor or (ii) result in a reduction of the royalty income for Licensor, except to the extent otherwise provided in accordance with Section 4.4.

7.3      Damages. Unless otherwise mutually agreed by the Parties, and subject to the respective indemnity obligations of the Parties set forth in Article 10, all monies recovered upon the final judgment or settlement of any action described in Section 7.1, shall be used: (i) first, to reimburse each of Quark (or its Sublicensee) and Licensor, on a pro rata basis for its out-of-pocket expenses relating to the action; (ii) second, any remaining balance that represents compensation for lost sales, a reasonable royalty or lost profits, shall be [*]; and (iii) third, any remaining amount that represents additional damages (for example, enhanced or punitive damages) shall be [*].

7.4      Third Party Suits.  In the event that a Third Party shall make any claim or bring any suit or other proceeding against Quark, or any of its Affiliates, Sublicensees or customers, for infringement or misappropriation of any intellectual property rights with respect to the research, development, making, using selling, offering for sale, import or export of any Licensed Product, Quark or its Sublicensee shall have the right to defend and control the defense of such claim, suit or other proceeding as well as to initiate and control any counterclaim or other similar action at its own cost and expense.  Licensor shall fully cooperate with Quark or its Sublicensee, as applicable, in defense of such claim, suit or other proceeding, including by being joined as a party.  Unless otherwise mutually agreed by the Parties, and subject to the respective indemnity obligations of the Parties set forth in Article 10, the provisions of Sections 7.2 and 7.3 shall apply to any proceeding covered by this Section 7.4, except that the negotiation of any license from the Third Party shall be subject to Section 4.4.

ARTICLE 8:   TERM AND TERMINATION

8.1  Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall terminate on the date on which all obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products have passed or expired.

8.2  Termination.

8.2.1   Material Breach.  Either Party may terminate this Agreement for any material breach by the other Party, provided that the terminating Party gives the breaching Party written notice of such breach and the breach remains uncured after the expiration of [*] after such written notice was given. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (i) whether a breach is material or has occurred or (ii) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 12, and the notifying Party may not terminate this Agreement until it has been determined under Article 12 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within [*] after the conclusion of that dispute resolution procedure.  Further, where the material breach giving the right to terminate is a failure to pay amounts due with respect only to a particular Licensed Product, the terminating Party may terminate this Agreement only with respect to the particular Licensed Product that is the subject of the breach (i.e., exclude that Licensed Product from the scope of the licenses granted to the breaching Party) and may not terminate the Agreement in its entirety.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

8.2.2   Bankruptcy.  Quark shall have the right to terminate this Agreement upon written notice to Licensor, in the event that Licensor seeks protection of any bankruptcy or insolvency law, a proceeding in bankruptcy or insolvency is filed by or against Licensor and is not dismissed within [*], or there is an adjudication by a court of competent jurisdiction that Licensor is bankrupt or insolvent. Licensor shall have the right to terminate this Agreement upon written notice to Quark, in the event that Quark seeks protection of any bankruptcy or insolvency law, a proceeding in bankruptcy or insolvency is filed by or against Quark and is not dismissed within [*], or there is an adjudication by a court of competent jurisdiction that Quark is bankrupt or insolvent.  Notwithstanding the foregoing, if Quark has granted any sublicense that is in effect at the time that this Agreement would otherwise be terminated by Licensor pursuant to Section 8.2.2, then such sublicense and this Agreement shall survive in such case with the Sublicensee being substituted in the place of Quark in this Agreement, provided that such Sublicensee (i) is not, on the effective date of such would-be termination, in breach of any provisions of its sublicense agreement with Quark that materially affect Licensor; (ii) agrees, in a subsequent writing, to perform and deliver directly to Licensor all obligations and payments that would be due to Licensor under this Agreement with respect to matters within the scope of such sublicense; and (iii) agrees, in a subsequent writing, that, regardless of Quark’s rights and obligations to such Sublicensee under such sublicense, Licensor’s rights and obligations to such Sublicensee shall be no different than Licensor’s rights and obligations to Quark under this Agreement.

8.2.3   Termination for Lack of Licensed Patent(s).  Quark may terminate this Agreement upon [*] notice if a Licensed Patent is not issued within four (4) years after the Effective Date.

8.2.4   Termination for Discontinuation of p53 Clinical Program.  In the event that Quark discontinues its clinical program for the p53 Sequence, it may terminate this Agreement upon [*] notice, provided, however, that no refunds or credits of any kind shall be due or payable in the event of such a termination.

8.3  Effect of Termination or Expiration.

8.3.1   Upon termination of this Agreement by Licensor pursuant to Section 8.2.1 for material breach of this Agreement (but excluding a material breach by Quark of its diligence obligations under Section 2.2 which is handled under Section 8.3.2), all rights and licenses granted to Quark under Article 3 shall immediately terminate on a Licensed Product-by-Licensed Product basis. Notwithstanding the foregoing, if Quark has granted any sublicense that is in effect at the time that this Agreement would otherwise be terminated by Licensor pursuant to Section 8.2.1, then such sublicense and this Agreement shall survive in such case with the Sublicensee being substituted in the place of Quark in this Agreement, provided that such Sublicensee (i) is not, on the effective date of such would-be termination, in breach of any provisions of its sublicense agreement with Quark that materially affect Licensor; (ii) agrees, in a subsequent writing, to perform and deliver directly to Licensor all obligations and payments that would be due to Licensor under this Agreement with respect to matters within the scope of such sublicense; and (iii) agrees, in a subsequent writing, that, regardless of Quark’s rights and obligations to such Sublicensee under such sublicense, Licensor’s rights and obligations to such Sublicensee shall be no different than Licensor’s rights and obligations to Quark under this Agreement.

8.3.2   In the event Licensor seeks to terminate this Agreement pursuant to Section 8.2.1 for material breach by Quark of its diligence obligations under Section 2.2, the Parties shall follow the procedures described in Section 8.2.1 as modified by this Section 8.3.2 with respect to the time period in which Quark may cure the breach if indeed the arbitrator finally determines that Quark has breached its diligence obligations.  After submitting the dispute for dispute resolution under Article 12, if the arbitrator finally determines that Quark has breached its diligence obligations under Section 2.2, Quark shall have a period of time as specified by the arbitrator following the conclusion of such dispute resolution procedure to implement the arbitrator’s cure for such failure.  If Quark fails to implement the arbitrator’s cure for the diligence failure within such period, then Licensor shall have the right to terminate this Agreement immediately on a Licensed Product-by-Licensed Product basis.  During the dispute resolution procedure, this Agreement shall continue in full force and effect.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

8.3.3   Upon termination of this Agreement by Quark pursuant to Sections 8.2.3 or 8.2.4, all rights and licenses granted to Quark (including all sublicenses granted by Quark hereunder) under Article 3 shall immediately terminate.

8.3.4   Termination or expiration of this Agreement, through any means and for any reason, shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

8.4  Survival.  In addition to as set forth in Section 8.3 and otherwise explicitly set forth in this Agreement, Articles 1, 10, 11, 12 and 13 and Sections 8.3, 8.4 and 9.3, and, as applicable, Article 5 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 9:   REPRESENTATIONS AND WARRANTIES

9.1  Licensor Representations.  Licensor hereby represents and warrants to Quark that:

9.1.1      As of the Effective Date, Licensor represents that:

(a)  Licensor has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations and to grant the licenses provided hereunder.

(b)  As of the Effective Date, to Licensor’s knowledge, no loss or expiration of any of the p53 Patent Application is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Licensor, including a failure to pay any required maintenance fees).

(c)   As of the Effective Date, the p53 Patent Application is the only patent or patent application Controlled by Licensor that specifically claims or Covers the p53 Sequence.

9.1.2      Licensor hereby represents and warrants to Quark that as of the Effective Date and through out the Term:

(a)   Licensor is the sole and exclusive owner of the p53 Patent Application, free and clear of any liens or encumbrances.  For clarity, Quark acknowledges that it may be required to obtain diagnostic, therapeutic or other licenses from Third Parties to commercialize a Licensed Product.

(b)   Licensor has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement that conflicts or interferes with Quark’s exclusive license to Licensed Product(s) under the Licensed Patent(s) in the Exclusive Field.

(c)   Licensor follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to disclose and assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

9.2  Quark Representations.  Quark hereby represents and warrants the following to Licensor:

9.2.1    Quark has the full right, power and authority, and have obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

9.2.2    Quark has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement that conflicts in any way with this Agreement or Quark’s obligations hereunder.

9.2.3    Quark follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to disclose and  assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

9.3  DISCLAIMER.  THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.2  ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 10:   INDEMNIFICATION

10.1         Indemnification by Licensor.  Licensor shall defend, indemnify and hold harmless Quark and its Affiliates and Sublicensees and their respective officers, directors, employees and agents from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), to the extent arising out of or attributable to (i) the inaccuracy or breach of any representation or warranty made by Licensor under this Agreement, or (ii) the negligence or willful misconduct of Licensor or its Affiliates or their respective officers, directors or employees; in each case except to the extent that such Losses are subject to indemnification pursuant to Section 10.2.  For clarity, Licensor shall have no obligation under this Section 10.1 with respect to Losses that result from Quark’s negligence or willful misconduct.

10.2         Indemnification by Quark.  Quark shall defend, indemnify and hold harmless Licensor its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses, to the extent arising out of or attributable to (i) the inaccuracy or breach of any representation or warranty made by Quark under this Agreement, (ii) product liability for bodily injury and/or property damage resulting from or related to the Licensed Products or (iii) the development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products by Quark, its Affiliates or its Sublicensees or (iv) the negligence or willful misconduct of Quark, its Affiliates or Sublicensees, or their respective officers, directors or employees; in each case except to the extent that such Losses are subject to indemnification pursuant to Section 10.1.  For clarity, Quark shall have no obligation under this Section 10.2 with respect to Losses that result from Licensor’s negligence or willful misconduct.  Quark shall include an indemnification provision in any sublicense agreement that requires Sublicensee to indemnify Licensor for Losses arising out of or attributable to such Sublicensee’s actions consistent with this Section 10.2.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

10.3         Indemnification Procedures.  If a Party intends to claim indemnification under this Article 10 (“Indemnified Party”), it shall promptly notify the other Party (the “Indemnifying Party”) in writing of such alleged Losses.  The Indemnifying Party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to the Indemnified Party; provided, that any Indemnified Party shall have the right to retain its own counsel at its own expense for any reason.  The Indemnified Party, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation or defense of any Losses covered by this Article 10.  The failure to deliver written notice to the Indemnifying Party within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnifying Party of any obligation to the Indemnified Party under this Section 10.3.  It is understood that only Licensor or Quark may claim indemnity under this Article 10 (on its own behalf or on behalf of its Indemnified Parties), and other Indemnified Parties may not directly claim indemnity hereunder.

10.4         Insurance.

10.4.1  Coverage.  Each Party shall maintain, at its own cost, the insurance coverages set forth in this Section 10.4; provided, however, that Licensor has the right, in its sole discretion, to self-insure in part or in whole for any such coverage through its parent Thermo Fisher Scientific.

(a)   Commencing as of the Effective Date, and thereafter for the period of time required under Section 10.4.1, each Party shall obtain and maintain on an ongoing basis, Commercial General Liability insurance, including contractual liability, in the minimum amount of [*], combined single limit for bodily injury and property damage liability.

(b)   Commencing as of the date Quark files an IND for a product, and thereafter for the period of time required under Section 10.4.1, Quark shall obtain and maintain on an ongoing basis, Products Liability insurance, including contractual liability, in the minimum amount of [*], combined single limit for bodily injury and property damage liability.

10.4.2  Additional Requirements.  Except to the extent that Licensor self-insures as authorized under Section 10.4.1, the following provisions apply:

(a)    All insurance coverages shall be primary insurance with respect to each Party’s own participation under this Agreement, and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better.

(b)    If a Party’s insurance coverage is provided on a Claims Made or Claims Made and Reported  basis, such insurance shall have a retroactive date that precedes the date of this agreement. Such insurance shall continue throughout the term of the Agreement; and upon the termination of this Agreement such insurance shall (i) be maintained with a retroactive date that precedes the date of this Agreement for a minimum period of [*] or (ii) may be replaced with other Claims Made or Claims Made and Reported coverage that has a retroactive date that precedes the date of this Agreement which will remain in effect for a minimum period of [*] or (iii) may be cancelled after the termination of this Agreement but only if the Party purchases or arranges for the purchase of an Extended Reporting Endorsement for a period of [*] in duration.

(c)     Each Party shall provide to the other Party its respective certificates of insurance evidencing the insurance coverages set forth in Section 10.4.1.  Each Party shall provide to the other Party reasonable written notice of any cancellation, nonrenewal or material change in any of the insurance coverages.  Each Party shall, upon receipt of written request from the other Party, provide renewal certificates to the other Party for as long as such Party is required to maintain insurance coverages hereunder.

10.5         LIMITATION ON DAMAGES.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING LOSS OF PROFITS OR COSTS OF COVER) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY.  THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY’S LIABILITY TO THE OTHER PARTY UNDER ARTICLES 10 (INDEMNIFICATION) AND 11 (CONFIDENTIALITY) OF THIS AGREEMENT.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE 11:   CONFIDENTIALITY

11.1         Confidential Information.  During the Term of this Agreement and for [*] thereafter without regard to the means of termination:  (i) Licensor shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party Quark Confidential Information; and (ii) Quark shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party Licensor Confidential Information.  The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

11.2         Exceptions.  Notwithstanding the foregoing, a Party may use and disclose Confidential Information (including any Quark Confidential Information or Licensor Confidential Information) as follows:

(a)
if required by applicable law, rule, regulation, government requirement and/or court order; provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

(b)	to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions;

(c)
as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products; provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d)	to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; and

(e)
to the extent necessary, to its Affiliates, directors, officers, employees, consultants, or Sublicensees (as applicable and including potential Sublicensees), actual or potential acquirors, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.

11.3         Certain Obligations.  During the term of this Agreement and for a period of [*] thereafter and subject to the exceptions set forth in Section 11.2, Quark, with respect to Licensor Confidential Information, and Licensor, with respect to Quark Confidential Information, agree:

(a)	to use such Confidential Information only for the purposes contemplated under this Agreement,

(b)	to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

(c)	to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

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(d)
to only disclose such Confidential Information to those employees, agents and Third Party contractors who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

11.4         Disclosures and Public Announcements.  Neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to any of the terms or conditions of, this Agreement or the programs or efforts being conducted by the other Party hereunder, in each case without the prior written consent of the other Party.  This restriction shall not apply to:

(a)
the joint press release which the Parties may issue following the Effective Date in a form to be mutually agreed.  The Parties agree to coordinate the preparation of such press release so as to give each Party sufficient time to review and comment thereon;

(b)
disclosures to a Party’s attorneys, advisors, or actual or potential investors, Sublicensees, and acquirors, on a need to know basis under circumstances that reasonably ensure the confidentiality thereof; and

(c)
any future disclosures required by law or regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the disclosing Party (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information.

11.5         Scientific Publications.  If Quark, including its employees, agents or consultants, wishes to make a scientific or technical publication, presentation and/or other related oral disclosure related to the p53 Patent Application that includes Licensor Confidential Information (but excluding clinical studies or other development, commercial or marketing publications related to Licensed Products), Quark shall deliver to Licensor a copy of the proposed written publication or an outline of the proposed presentation or oral disclosure at least [*] prior to submission for publication, presentation and/or other oral disclosure.  Licensor may then (a) request (within [*] of the delivery of the publication or outline) modifications to the publication or outline for patent reasons, and Quark shall make such modifications, (b) delete (within [*] of the delivery of the publication or outline) any trade secrets or Confidential Information of Licensor (but excluding any information that relates directly to the sequence, structure or activity of a Licensed Product that is the subject of the proposed publication, presentation or related oral disclosure) included in that publication or outline, and/or (c) request (within [*] of the delivery of the publication or outline) a reasonable delay of no more than [*] from the date such delay is requested by Licensor in publication, presentation and/or other oral disclosure to protect know-how and patentable subject matter.  In the event that Quark does not receive any response from Licensor with respect to Quark’s proposed written publication or outline of the proposed presentation or oral disclosure within [*] of the delivery of the publication or outline, subject to the terms of this Agreement, Quark shall be free to publish, present or otherwise orally disclose the information contained in such publication or outline.

11.6         Termination Event.  Upon termination, but not expiration, of this Agreement and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information (a) for archival purposes, (b) as required by any law or regulation, (c) contained in laboratory notebooks retained in accordance with a Party’s Standard Operating Procedures, and (d) in the case of Quark, for purposes of exploiting its surviving rights pursuant to Section 13.13.

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ARTICLE 12:   ARBITRATION

12.1         Disputes.  This Agreement is made on the basis of mutual confidence, and it is understood that the differences, if any, during the life of this Agreement should freely be discussed between the two Parties.  The Parties shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement, or its interpretation, performance, nonperformance or any breach of any respective obligations hereunder (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Licensor and Quark (or their respective designee).  If the Dispute is not resolved within [*] (or such other period of time mutually agreed upon by the Parties) of commencing such face-to-face negotiations, or if the Party against which a claim has been asserted refuses to attend such negotiations or does not otherwise participate in such negotiations within [*] (or such other period of time mutually agreed upon by the Parties) from the date of notice of a Dispute, either Party may, by written notice to the other, invoke the provisions of Section 12.2.

12.2         Arbitration.  Subject to Sections 12.1 and 12.3, the Parties agree to resolve any Dispute exclusively through binding arbitration conducted under the auspices of the American Arbitration Association (the “AAA”) pursuant to AAA’s Commercial Arbitration Rules then in effect (the “AAA Rules”).  The arbitration shall be conducted in the English language before one (1) arbitrator appointed in accordance with the AAA Rules; provided that such arbitrator shall have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in the pharmaceuticals industry so as to better understand the legal, business and scientific issues addressed in the arbitration.  Unless agreed otherwise by the Parties, the Parties shall have [*] from the appointment of the arbitrator to present and/or submit their positions to the arbitrator, and the Parties shall have a hearing before the arbitrator within [*] of such submission.  The arbitrator shall hear evidence by each Party and resolve each of the issues identified by the Parties.  The arbitrator shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made.  The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [*] after conclusion of the hearing, unless otherwise agreed to by the Parties.  The Parties shall use all reasonable efforts to keep arbitration costs to a minimum.  Each Party must bear its own attorneys’ fees and associated costs and expenses, as well as an equal share of the fees and costs incurred by AAA and the arbitrator.  The Parties shall use all reasonable efforts to make witnesses available for the proceedings.  Unless otherwise mutually agreed by the Parties, the arbitration proceedings shall be conducted in San Francisco.

12.3         Subject Matter Exclusions.  Notwithstanding the foregoing, the provisions of Sections 12.1 and 12.2 shall not apply to any Dispute relating to:  (i) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (ii) the determination of validity of claims or claim interpretation relating to a Party’s patents, trademarks or copyright.  Notwithstanding anything to the contrary in the foregoing provision of this Section 12.3, any Dispute relating to Quark and/or its Affiliate(s)’s or Sublicensee’s assertion of non-infringement of or by any of its activities with respect to Licensed Patent(s), including without limitation any assertion by Quark or its Affiliates that the making, using, selling, offering for sale and importation of any Licensed Product(s) do not infringe Licensed Patent(s) (“Patent Infringement Dispute”) shall be subject to the provisions of Sections 12.1 and 12.2, provided that the arbitrator provided in Section 12.2 shall have had, by the time of the actual arbitration, at least ten (10) years of experience as a practicing patent attorney registered to practice before the United States Patent and Trademark Office so as to better understand the patent-related issues addressed in the Patent Infringement Dispute.

12.4         Equitable Relief.  Nothing in this Agreement shall be deemed as preventing the Parties from seeking injunctive relief (or other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s interests.

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ARTICLE 13:   MISCELLANEOUS

13.1         Assignment and Delegation.  This Agreement shall be personal to Quark and shall not be assigned by Quark in whole or in part except: (a) with prior written consent of Licensor, which shall not be unreasonably withheld; or (b) as part of a sale or transfer of substantially the entire business of Quark relating to operations that concern this Agreement whether by sale, merger, operation of law or otherwise.  Quark shall notify Licensor within [*] of any proposed assignment of this Agreement.   Any permitted assignee shall assume all obligations of Quark under this Agreement.  Notwithstanding the foregoing, Licensor may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of Licensor’s business or assets whether by sale, merger, operation of law or otherwise.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees.  Any transfer or assignment of this Agreement in violation of this Section 13.1 shall be null and void.

13.2         Change of Control.  No later than [*] following the public announcement of a proposed Change of Control event, the Party experiencing such Change of Control shall provide the other Party with written notice of any such Change of Control.  “Change of Control” event shall mean any transaction in which a Party: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b) (i) merges, consolidates with, acquires or is acquired by any other person (other than an Affiliate of such Party) or (ii) effects any other transaction or series of transactions such that the stockholders of such Party immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving person following the closing of such merger, consolidation, other transaction or series of transactions. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur on account of a public offering of a Party’s equity securities, or the acquisition of securities of a Party by one or more institutional investors, or Affiliate thereof, who acquire a Party’s securities in a transaction or series of related transactions as a passive investment which does not directly affect the management of such Party (which effect shall not be deemed to have occurred in the event of a change of any single member of management, including the Chief Executive Officer), or a merger or other transaction effected exclusively for the purpose of changing the corporate domicile of a Party.

13.3         Entire Agreement.  This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement, including the Non- Disclosure Agreement between the Parties dated [*].

13.4         Amendments.  Changes and additional provisions to this Agreement shall be binding on the Parties only if mutually agreed upon, laid down in writing and signed effectively by the Parties.

13.5         Applicable Law.  This Agreement shall be construed and interpreted in accordance with the laws of New York and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

13.6         Force Majeure.  If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

13.7         Severability.  The Parties do not intend to violate any public policy or statutory common law.  However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding; provided that such deletion does not alter the basic purpose and structure of this Agreement.

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13.8         Notices.  All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by registered mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or registered mail).  Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received.  Notices sent by international courier shall be sent using a service which provides traceability of packages.  Notices shall be sent as follows:

Notices to Quark: Chief Executive Officer Quark Pharmaceuticals, Inc. 6501 Dumbarton Circle Fremont, CA 94555 Telephone: 510-402-4020 Facsimile: 510-402-4021	with a required copy to: [*] Quark Pharmaceuticals, Inc. 6501 Dumbarton Circle Fremont, CA 94555 Telephone: 510-402-4020 Facsimile: 510-402-4021
Notices to Licensor: General Manager Dharmacon, Inc. 2650 Crescent Dr., Suite 100 Lafayette, CO 80026 Telephone: Facsimile:	with a required copy to: General Counsel, Biosciences Division Thermo Fisher Scientific 2650 Crescent Dr., Suite 100 Lafayette, CO 80026 Telephone: [*] Facsimile: 303-604-3222

Either Party may change its address for notices or facsimile number at any time by sending written notice by courier or registered mail to the other Party.

13.9         Independent Contractor.  Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

13.10       Waiver.  No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.  No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

13.11       Interpretation.  This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party.  In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.”

13.12       Counterparts.  This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.  For purposes of executing this agreement, a facsimile copy of this Agreement, or .pdf copy, including the signature pages, will be deemed an original.

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13.13       License Survival During Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code.  The Parties agree that Quark, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor, including under the U.S. Bankruptcy Code, Quark shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Quark’s possession, shall be promptly delivered to Quark upon any such commencement of a bankruptcy proceeding upon written request therefor by Quark.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representative.

Dharmacon, Inc.		Quark Pharmaceuticals, Inc.

By:	/s/ Mitchell Kennedy	By:	/s/ D. Zurr
Name:	Mitchell Kennedy	Name:	Daniel Zurr, Ph.D.
Title:	VP and General Manager	Title:	President & CEO

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